Exhibit 99.1

NanoString Technologies Releases Operating Results for Second Quarter of 2020
SEATTLE - August 10, 2020 - NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today reported financial results for the second quarter of 2020.
Second Quarter Financial Highlights
•Product and service revenue of $21.1 million, 5% year-over-year decline. On a pro forma basis, reflecting the impact of the Veracyte transaction on revenue recorded for Prosigna® IVD kits, product and service revenue increased by 2%
•Instrument revenue of $9.8 million, including $6.3 million of GeoMx® Digital Spatial Profiler (DSP) instrument revenue, 98% year-over-year growth
•Consumables revenue of $8.4 million, 42% year-over-year decline. Pro forma decline was 34%
•Service revenue of $3.0 million, 2% year-over-year decline
“We extended our spatial genomics market leadership in the second quarter, generating orders for 20 new GeoMx DSP systems. We recently enabled GeoMx DSP with read-out on next generation sequencers, which significantly expands our market opportunity in the large discovery research community,” said Brad Gray, President and CEO of NanoString. “In addition, despite COVID-19 headwinds we had better than expected nCounter instrument placements and consumable pull-through in the second quarter.”
GeoMx DSP Platform
•GeoMx Orders: Received orders for 20 GeoMx® DSP instruments in the second quarter, bringing cumulative orders received to more than 125 instruments since launch
•GeoMx Shipments and Installs: Shipped 24 and installed 11 GeoMx® DSP instruments in the second quarter, bringing cumulative shipments to 93 and cumulative installs to 69 instruments since launch
•Launch of Next Generation Sequencing (NGS) Read-out and Cancer Transcriptome Atlas (CTA): Announced the launch of GeoMx DSP compatibility with Illumina's next generation sequencers, as well as the commercial availability of the CTA, the first in a portfolio of GeoMx DSP products that will utilize NGS read-out
•NGS Read-Out Collaboration with Illumina: Announced collaboration with Illumina to co-develop software solutions for GeoMx DSP data readout using NGS technology to be processed using Illumina’s powerful DRAGEN Bio-IT platform, providing a compute engine for rapid, turnkey spatial biology
•Expanded Bio-Techne/Advanced Cell Diagnostics (ACD) Partnership: Announced an expanded menu of RNAscope probes that are validated for off-the-shelf use with NGS read-out of GeoMx to enable seamless selection of molecularly guided regions-of-interest
•Publications: Sharp acceleration of peer-reviewed publications utilizing GeoMx DSP technology, with 6 new publications in the second quarter, bringing the cumulative total to 23 peer-reviewed publications. A majority of the publications highlight the use of spatial biology, demonstrating our continued and growing leadership in the translational and discovery research markets
•COVID-19 Research Assays: Announced a new GeoMx® COVID-19 Immune Response Atlas to offer novel insights into the pathology of the SARS-CoV-2 virus
nCounter Platform
•nCounter Installed Base: Grew installed base to approximately 890 nCounter® Analysis Systems at June 30, 2020, as compared to approximately 790 systems at June 30, 2019
•nCounter Publications: Surpassed 3,500 cumulative peer-reviewed publications utilizing nCounter technology
•nCounter Software: Announced collaboration with OnRamp Bioinformatics, a provider of cloud-based genomic analysis tools, for the development of new analysis tools for data generated on nCounter® Analysis Systems
Financial
•Balance Sheet Position: Concluded the quarter with approximately $250 million in cash, cash equivalents and short-term investments

Second Quarter Financial Results
The Company has elected to present selected non-GAAP, or adjusted, financial measures, including Adjusted EBITDA. These adjusted financial measures are calculated excluding certain items that may make it more challenging to compare the Company’s GAAP operating results across periods. Such items may include collaboration revenue, stock-based compensation, depreciation and amortization, or one-time charges such as transaction related fees and expenses or restructuring charges and severance costs. A reconciliation of adjusted financial measures to the nearest comparable GAAP financial measure can be found in the notes and table at the end of this press release.

(dollars in thousands)	Three Months Ended June 30,
	GAAP		Non-GAAP Adjusted
	2020	2019	2020	2019
Product and service revenue	$21,144	$22,370	$21,144	$22,370
Collaboration revenue	1,460	7,975	—	—
Total revenue	22,604	30,345	21,144	22,370
Cost of product and service revenue	10,712	9,605	10,082	9,065
Research and development	15,739	17,029	13,663	14,989
Selling, general and administrative	19,912	22,499	17,066	18,804
Adjusted EBITDA	N / A	N / A	$(19,667)	$(20,488)

Non-operating expense, net	(3,374)	(1,249)	(3,374)	(1,249)
Net loss	$(27,133)	$(20,037)	$(23,041)	$(21,737)

	Six Months Ended June 30,
	GAAP		Non-GAAP Adjusted
	2020	2019	2020	2019
Product and service revenue	$45,640	$43,720	$45,640	$43,720
Collaboration revenue	3,569	14,313	—	—
Total revenue	49,209	58,033	45,640	43,720
Cost of product and service revenue	21,729	18,314	20,670	17,306
Research and development	33,241	33,056	28,502	29,439
Selling, general and administrative	45,633	45,935	39,534	40,225
Adjusted EBITDA	N / A	N / A	$(43,066)	$(43,250)

Non-operating expense, net	(14,363)	(2,663)	(14,363)	(2,663)
Net loss	$(65,757)	$(41,935)	$(57,429)	$(45,913)

Fiscal Year 2020
On April 6, 2020, as a result of ongoing disruption relating to the COVID-19 pandemic and uncertainty as to the timing with which we expect customer order activity to normalize, the Company announced it was withdrawing its financial guidance for fiscal year 2020. As of the date of this release, management cannot predict the extent or the duration of the impact of the COVID-19 outbreak on the Company's full year operating results.

Supplemental Information
As a supplement to the table above, the Company has posted to the investor relations section of the Company’s website, at www.nanostring.com, supplemental financial data that includes our adjusted financial measures as compared to the nearest comparable GAAP financial measures, for the second quarter of 2020 and for each quarter of and the full year of 2019.
Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (866) 211-0364 for domestic callers, or (647) 689-6861 for international callers. Please reference Conference ID 2329249. To listen to a live webcast, please visit the investor relations section of the Company’s website at www.nanostring.com. A replay of the call will be available beginning August 10, 2020 at 7:30pm ET through midnight ET on August 17, 2020. To access the replay, dial (800) 585-8367 or (416) 621-4642 and reference Conference ID: 2329249. The webcast will also be available on the Company’s website for one year following the completion of the call.
Non-GAAP, or Adjusted, Financial Information
The Company believes that the presentation of non-GAAP, or adjusted, financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Reconciliation of adjusted financial measures to the most directly comparable financial result as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. A reconciliation of adjusted guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding certain expenses that may be incurred in the future. For further information regarding why the Company believes that these adjusted measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to “Notes Regarding Non-GAAP Financial Information” at the end of this press release.
Pro Forma Financial Information
As used in this press release, “pro forma growth” and "pro forma decline" percentages are calculated by comparing the applicable period-over-period financial results to reflect the impact of the Veracyte transaction as if such transaction had occurred on January 1, 2019, the beginning of the earliest period presented. Further disclosure regarding the terms and pro forma impact of the Veracyte transaction can be obtained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2019.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The Company’s nCounter® Analysis System has been cited in more than 3,500 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The Company’s GeoMx® Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for demand for our products and growth in our business, the impact of the COVID-19 pandemic and slowing global research activity on our operations and future financial performance, the impact of new products and expansion into new markets, the growth trajectory of our nCounter and GeoMx franchises, and the anticipated launch of new products and technology. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets, the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc., in the United States and/or other countries.

Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Instruments	$9,800	$4,940	$19,634	$9,258
Consumables	8,369	14,388	19,869	28,848
Services	2,975	3,042	6,137	5,614
Total product and service revenue	21,144	22,370	45,640	43,720
Collaboration	1,460	7,975	3,569	14,313
Total revenue	22,604	30,345	49,209	58,033
Costs and expenses:
Cost of product and service revenue	10,712	9,605	21,729	18,314
Research and development	15,739	17,029	33,241	33,056
Selling, general and administrative	19,912	22,499	45,633	45,935
Total costs and expenses (a) (b)	46,363	49,133	100,603	97,305
Loss from operations	(23,759)	(18,788)	(51,394)	(39,272)
Other income (expense):
Interest income	479	828	1,183	1,351
Interest expense	(4,116)	(1,889)	(6,999)	(3,637)
Other income (expense), net	332	(120)	(1,275)	(230)
Loss on extinguishment of debt and termination of revolving loan facility	—	—	(7,143)	—
Total other expense, net	(3,305)	(1,181)	(14,234)	(2,516)
Net loss before provision for income taxes	(27,064)	(19,969)	(65,628)	(41,788)
Provision for income taxes	(69)	(68)	(129)	(147)
Net loss	$(27,133)	$(20,037)	$(65,757)	$(41,935)
Net loss per share, basic and diluted	$(0.72)	$(0.57)	$(1.76)	$(1.26)
Shares used in calculating basic and diluted net loss per share	37,785	35,174	37,392	33,382

(a) Includes $3.8 million and $5.1 million of stock-based compensation expense for the three months ended June 30, 2020 and 2019, respectively, and $8.1 million and $8.0 million for the six months ended June 30, 2020 and 2019, respectively.

(b) Includes $1.6 million and $1.2 million of depreciation and amortization expense for the three months ended June 30, 2020 and 2019, respectively, and $2.8 million and $2.4 million for the six months ended June 30, 2020 and 2019, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$168,443	$29,033
Short-term investments	80,266	127,822
Accounts receivable, net	22,016	27,153
Inventory, net	25,988	19,781
Prepaid expenses and other	3,198	8,818
Total current assets	299,911	212,607
Property and equipment, net	20,837	20,184
Operating lease right-of-use assets	23,511	24,648
Other assets	2,243	2,315
Total assets	$346,502	$259,754
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,205	$10,282
Accrued liabilities	5,012	4,973
Accrued compensation and other employee benefits	12,546	15,579
Customer deposits	3,289	6,389
Deferred revenue, current portion	5,008	3,997
Operating lease liabilities, current portion	4,319	3,766
Total current liabilities	35,379	44,986
Deferred revenue, net of current portion	1,040	976
Other long-term liabilities	—	322
Long-term debt, net	167,308	79,951
Operating lease liabilities, net of current portion	28,087	29,368
Total liabilities	231,814	155,603
Total stockholders’ equity	114,688	104,151
Total liabilities and stockholders’ equity	$346,502	$259,754

Notes Regarding Non-GAAP Financial Information. In addition to our results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe certain non-GAAP, or adjusted, measures are useful in evaluating our operating performance. We use adjusted financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that adjusted financial measures, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, adjusted financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In particular, other companies, including companies in our industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our adjusted financial measures as tools for comparison. Reconciliation is provided below for adjusted financial measures to the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP, or adjusted, financial measures as analytical tools. Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliation of these adjusted financial measures to their most directly comparable U.S. GAAP financial measure, and not to rely on any single financial measure to evaluate our business.
Expenses excluded from non-GAAP, or adjusted, cost of product and service revenue, selling, general and administrative expense and research and development expense. We exclude stock-based compensation expense and depreciation and amortization expense, which are non-cash expenses, from certain of our adjusted financial measures because we believe that excluding such items provides meaningful supplemental information regarding operational performance. We exclude reorganization and restructuring costs and certain expenses related to collaborations from certain of our adjusted financial measures because such expenses have no direct correlation to the continuing operation of our business as such expenses are non-recurring or non-operating in nature, and therefore we believe excluding these items provides meaningful supplemental information regarding operational performance.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as GAAP net loss adjusted for collaboration revenue, stock-based compensation expense, depreciation and amortization, net interest expense, other non-operating expense or income, provision for income taxes and other special items as determined by management, including loss on extinguishment of debt, reorganization and restructuring costs, certain expenses related to collaborations, and transaction fees and expenses.

Reconciliation of Adjusted EBITDA ($ in thousands)

	Three Months Ended June 30,
	2020	2019
Net loss - GAAP	$(27,133)	$(20,037)
Collaboration revenue	(1,460)	(7,975)
Stock-based compensation[1]	3,791	5,075
Depreciation and amortization[2]	1,601	1,200
Interest expense, net	3,637	1,061
Other income (expense), net	(332)	120
Provision for income taxes	69	68
Certain collaboration agreement expenses[4]	160	—
Adjusted EBITDA - non-GAAP	$(19,667)	$(20,488)

	Six Months Ended June 30,
	2020	2019
Net loss - GAAP	$(65,757)	$(41,935)
Collaboration revenue	(3,569)	(14,313)
Stock-based compensation[1]	8,094	7,958
Depreciation and amortization[2]	2,814	2,377
Interest expense, net	5,816	2,286
Other income (expense), net	1,275	230
Loss on extinguishment of debt and termination of revolving loan facility	7,143	—
Provision for income taxes	129	147
Reorganization and restructuring charges[3]	629	—
Certain collaboration agreement expenses[4]	360	—
Adjusted EBITDA - non-GAAP	$(43,066)	$(43,250)
1 For the three months ended June 30, 2020, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included stock-based compensation expense of $0.3 million, $1.0 million and $2.6 million, respectively. For the three months ended June 30, 2019, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included stock-based compensation expense of $0.2 million, $1.3 million and $3.6 million, respectively. For the six months ended June 30, 2020, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included stock-based compensation expense of $0.5 million, $1.9 million and $5.7 million, respectively. For the six months ended June 30, 2019, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included stock-based compensation expense of $0.4 million, $2.2 million and $5.3 million, respectively.

2 For the three months ended June 30, 2020, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included depreciation and amortization expense of $0.3 million, $1.0 million and $0.3 million, respectively. For the three months ended June 30, 2019, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included depreciation and amortization expense of $0.3 million, $0.8 million and $0.1 million, respectively. For the six months ended June 30, 2020, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included depreciation and amortization expense of $0.5 million, $1.9 million and $0.4 million, respectively. For the six months ended June 30, 2019, our cost of product and service revenue, research and development expenses and selling, general and administrative expenses included depreciation and amortization expense of $0.6 million, $1.4 million and $0.4 million, respectively.
3 For the six months ended June 30, 2020, our research and development expenses included reorganization and restructuring charges of $0.6 million.
4 For the three months ended June 30, 2020, our research and development expenses included expenses related to certain of our collaboration agreements of $0.2 million. For the six months ended June 30, 2020, our research and development expenses included expenses related to certain of our collaboration agreements of $0.4 million.